                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         Thermo TerraTech Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

THERMO TERRATECH INC.


81 Wyman Street
Waltham, Massachusetts 02454-9046



                                                                   July 23, 1998

Dear Stockholder:

     The enclosed Notice calls the 1998 Annual Meeting of the Stockholders of Thermo TerraTech Inc. I respectfully request all Stockholders to attend this meeting, if possible.

     Our Annual Report for the fiscal year ended April 4, 1998, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.



                                Yours very truly,






                                 JOHN P. APPLETON
                      President and Chief Executive Officer

THERMO TERRATECH INC.


81 Wyman Street
Waltham, Massachusetts 02454-9046



                                                                   July 23, 1998



To the Holders of the Common Stock of
  THERMO TERRATECH INC.



                            NOTICE OF ANNUAL MEETING

     The 1998 Annual Meeting of the Stockholders of Thermo TerraTech Inc. (the "Corporation") will be held on Tuesday, September 15, 1998, at 3:00 p.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

1.   Election of six directors.


2. Such other business as may properly be brought before the meeting and any adjournment thereof.


     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is July 23, 1998.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                               SANDRA L. LAMBERT
                                   Secretary

                                PROXY STATEMENT

     The enclosed proxy is solicited by the board of directors of Thermo TerraTech Inc. (the "Corporation") for use at the 1998 Annual Meeting of the Stockholders (the "Meeting") to be held on Tuesday, September 15, 1998, at 3:00 p.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, and any adjournment thereof. The mailing address of the executive office of the Corporation is 81 Wyman Street, Waltham, Massachusetts 02454-9046. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about July 27, 1998.


                               VOTING PROCEDURES

     The board of directors intends to present to the Meeting the election of six directors, constituting the entire board of directors.

     The representation in person or by proxy of a majority of the outstanding shares of common stock of the Corporation, $.10 par value (the "Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted FOR the management nominees for directors and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a director, a nominee must receive the affirmative vote of a plurality of the shares of Common Stock present and entitled to vote on the election. Withholding authority to vote for a nominee for director will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee. With respect to the election of directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of July 23, 1998, consisted of 19,513,824 shares of Common Stock. Only Stockholders of record at the close of business on July 23, 1998, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                 --PROPOSAL 1--

                             ELECTION OF DIRECTORS

     Six directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.


Nominees for Directors

     Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent corporation, Thermo Electron Corporation ("Thermo Electron"), a provider of diversified products and services for biomedical, instrument and environmental markets, and of its majority-owned subsidiaries, Thermo Remediation Inc. ("Thermo Remediation") and The Randers Group Incorporated ("Randers"), is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

----------------------------------------------------------------------------------------------------------------
John P. Appleton                Dr. Appleton, 63, has been president, chief executive officer and a director of the Corporation since September 1993.  Dr. Appleton has been chairman of the board of Thermo Remediation since September 1993 and was its chief executive officer from September 1993 to May 1997.  He has been chairman of the board of
                                Randers since November 1997.  Dr. Appleton has served as a vice president of
                                Thermo Electron since 1975 in various managerial capacities.  He is also a director of Randers and Thermo Remediation.
----------------------------------------------------------------------------------------------------------------
John N. Hatsopoulos             Mr. Hatsopoulos, 64, has been a director of the Corporation since 1986, its senior vice president since December 1997, its chief financial officer since
                                1988 and its vice president from 1988 to December 1997.  Mr. Hatsopoulos has been the president of Thermo Electron since January 1997 and its chief financial officer since 1988.  Prior to becoming president, he was an executive vice president of Thermo Electron from 1986 to January 1997.  Mr. Hatsopoulos is also a director of LOIS/USA Inc., Thermedics Inc., Thermo Ecotek
                                Corporation, Thermo Electron, Thermo Fibertek Inc., Thermo Instrument Systems
                                Inc. and Thermo Power Corporation.
----------------------------------------------------------------------------------------------------------------
Brian D. Holt                   Mr. Holt, 49, became a director of the Corporation in February 1997.  Mr. Holt has been the president and chief executive officer of Thermo Ecotek
                                Corporation, a majority-owned subsidiary of Thermo Electron involved in clean combustion and engineered clean fuels, naturally derived biopesticides and other environmentally sound technologies, since February 1994 and a director of that company since January 1995.  For more than five years prior to his appointment as an officer of Thermo Ecotek Corporation, he was president and chief executive officer of Pacific Generation Company, a financier, builder, owner and operator of independent power facilities.  Mr. Holt is also a director of KFx, Inc. and Thermo Ecotek Corporation.
----------------------------------------------------------------------------------------------------------------
Donald E. Noble                 Mr. Noble, 83, has been a director of the Corporation since 1986 and served as chairman of the board from 1992 to November 1994.  For more than 20 years, from
                                1959 to 1980, Mr. Noble served as the chief executive officer of Rubbermaid
                                Incorporated, first with the title of president and then as chairman of the board.  Mr. Noble is also a director of Thermo Electron, Thermo Fibertek Inc.,
                                Thermo Power Corporation and Thermo Sentron Inc.
----------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
William A. Rainville            Mr. Rainville, 56, has been a director of the Corporation since February 1993 and was chairman of the board from November 1994 through February 1997.  Mr.
                                Rainville has been president and chief executive officer of Thermo Fibertek
                                Inc., a majority owned subsidiary of Thermo Electron that develops and manufactures equipment and products for the paper making and paper recycling industries, since its inception in 1991, a senior vice president of Thermo
                                Electron since March 1993 and a vice president of Thermo Electron from 1986 to
                                1993.  From 1984 until January 1993, Mr. Rainville was the president and chief executive officer of Thermo Electron Web Systems Inc., a subsidiary of Thermo
                                Fibertek Inc.  Mr. Rainville is also a director of Thermo Ecotek Corporation,
                                Thermo Fibergen Inc., Thermo Fibertek Inc. and Thermo Remediation.
----------------------------------------------------------------------------------------------------------------
Polyvios C. Vintiadis           Mr. Vintiadis, 62, has been a director of the Corporation since September 1992 and chairman of the board since February 1997.  Mr. Vintiadis has been the chairman and chief executive officer of Towermarc Corporation, a real estate development company, since 1984.  Prior to joining Towermarc Corporation, Mr.
                                Vintiadis was a principal of Morgens, Waterfall & Vintiadis, Inc., a financial services firm, with whom he remains associated.  For more than 20 years prior to that time, Mr. Vintiadis was employed by Arthur D. Little & Company, Inc.
                                Mr. Vintiadis is also a director of Thermo Instrument Systems Inc. and The
                                Randers Group Incorporated.
----------------------------------------------------------------------------------------------------------------



Committees of the Board of Directors and Meetings

     The board of directors has established an audit committee and a human resources committee, each consisting solely of outside directors. The present members of the audit committee are Mr. Vintiadis (Chairman) and Mr. Noble. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Mr. Noble (Chairman) and Mr. Vintiadis. The human resources committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met six times, the audit committee met twice and the human resources committee met five times during fiscal 1998. Each director attended at least 75% of all meetings of the board of directors and committees on which he served held during fiscal 1998.



Compensation of Directors


     Cash Compensation

     Directors who are not employees of the Corporation, of Thermo Electron or of any other company affiliated with Thermo Electron (also referred to as "outside directors"), receive an annual retainer of $4,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Beginning in January 1997, the non-employee chairman of the board receives an additional meeting fee for his service equal to $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone. Payment of outside directors' fees is made quarterly.
Dr. Appleton, Mr. Hatsopoulos, Mr. Holt and Mr. Rainville are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

     Deferred Compensation Plan for Directors

     Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 41,416 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of April 4, 1998, deferred units equal to 25,933 full shares of Common Stock were accumulated for current directors under the Deferred Compensation Plan.


     Directors Stock Option Plan

     The Corporation's Directors Stock Option Plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock of the Corporation and its majority-owned subsidiaries to outside directors as additional compensation for their service as directors. Under the Directors Plan, outside directors are automatically granted options to purchase 1,000 shares of Common Stock annually and are also automatically granted every five years options to purchase 1,500 shares of the common stock of a majority-owned subsidiary of the Corporation that is "spun out" to outside investors.

     Pursuant to the Directors Plan, outside directors receive an annual grant of options to purchase 1,000 shares of Common Stock pursuant to the Directors Plan at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option. Options granted under this provision before 1995 expire after seven years; commencing in 1995, the option term was shortened to three years. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

     In addition, under the Directors Plan, outside directors are automatically granted every five years options to purchase 1,500 shares of common stock of each majority-owned subsidiary of the Corporation that is "spun out" to outside investors. The grant occurs on the close of business on the date of the first Annual Meeting of the Stockholders next following the subsidiary's spinout, which is the first to occur of either an initial public offering of the subsidiary's common stock or a sale of such stock to third parties in an arms-length transaction, and also as of the close of business on the date of every fifth Annual Meeting of the Stockholders of the Corporation that occurs thereafter during the duration of the Plan. The options granted vest and become exercisable on the fourth anniversary of the date of grant, unless prior to such date the subsidiary's common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Section 12 Registration"). In the event that the effective date of Section 12 Registration occurs before the fourth anniversary of the grant date, the option will become immediately exercisable and the shares acquired upon exercise will be subject to restrictions on transfer and the right of the Corporation to repurchase such shares at the exercise price in the event the director ceases to serve as a director of the Corporation or any other Thermo Electron company. In the event of Section 12 Registration, the restrictions and repurchase rights shall lapse or be deemed to lapse at the rate of 25% per year, starting with the first anniversary of the grant date. These options expire after five years.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of June 29, 1998, options to purchase 24,700 shares of Common Stock had been granted under the Director's Plan, of which 16,500 were outstanding, 2,400 had lapsed, and 5,800 had been exercised; and options to purchase 52,700 shares of Common Stock were reserved and available for grant under the Director's Plan as of June 29, 1998.


     Discretionary Grants of Stock Options to Directors

     In addition to stock options granted pursuant to the Directors Plan, the Corporation may also make discretionary grants of stock options to directors. Beginning in fiscal 1997, the non-employee chairman of the board has received annually a discretionary grant of options to purchase an additional 1,000 shares of Common Stock of the Corporation. The exercise price for discretionary option grants is calculated in the same manner as for options granted pursuant to the Director's Plan, and the grant is awarded at the first regular meeting of the board of directors following the Annual Meeting of the Stockholders in conjunction with the chairman's annual appointment as chairman of the board.


Stock Ownership Policies for Directors

     During fiscal 1997, the Human Resources Committee of the board of directors (the "Committee") established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors were requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in fiscal 1997, which is described in "Committee Report on Executive Compensation - Stock Ownership Policies."

     In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation - Stock Ownership Policies."


                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo Electron, Thermo Remediation and Randers, as of May 30, 1998, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all directors and current executive officers as a group.

     While certain directors or executive officers of the Corporation are also directors and executive officers of Thermo Remediation, Randers, or Thermo Electron, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo Electron and the shares of the common stock of Thermo Remediation and Randers owned by the Corporation.

                                              Thermo             Thermo             Thermo          The Randers
                                             TerraTech          Electron          Remediation          Group
              Name (1)                       Inc. (2)        Corporation (3)       Inc. (4)       Incorporated (5)
              --------                       --------        ---------------       --------       ----------------
                                        No. of      % of    No. of     % of    No. of     % of     No. of     % of
                                        Shares      Class   Shares     Class   Shares     Class    Shares    Class
                                        ------      -----   ------     -----   ------     -----    ------    -----
Thermo Electron Corporation (6)       16,140,535     82.7       N/A                N/A                 N/A
John P. Appleton                         297,039      1.5   145,309      *      73,000       *     600,000      4.1
John N. Hatsopoulos                       60,357      *     721,850      *      61,282       *     240,000      1.7
Emil C. Herkert                          187,500      *      39,600      *           0       *   1,200,000      7.8
Brian D. Holt                                  0      *     164,691      *           0       *      20,000      *
Donald E. Noble                           52,019      *      56,876      *      10,500       *           0      *
Jeffrey L. Powell                         82,835      *      41,493      *     121,000       *     120,000      *
William A. Rainville                      60,000      *     233,909      *      24,000       *     120,000      *
Polyvios C. Vintiadis                     13,454      *       2,500      *       1,500       *     246,678      1.7
All directors and current executive
   officers as a group (9 persons)       764,401      3.9 1,527,979      *     314,282       2.4 2,586,678     17.4


* Reflects ownership of less than 1.0% of the Common Stock outstanding as of May 30, 1998.

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children and all share ownership includes sole voting and investment power.

(2) Shares of Common Stock beneficially owned by Dr. Appleton, Mr. Hatsopoulos, Mr. Noble, Mr. Powell, Mr. Rainville, Mr. Vintiadis and all directors and current executive officers as a group include 275,000, 40,000, 9,200, 63,000, 60,000, 7,300 and 459,500 shares, respectively, that such person or group has the right to acquire within 60 days of May 30, 1998, through the exercise of stock options. Shares beneficially owned by Dr. Appleton, Mr. Hatsopoulos and all directors and current executive officers as a group include 305, 315 and 923 full shares, respectively, allocated through May 30, 1998, to accounts maintained pursuant to Thermo Electron's Employee Stock Ownership Plan, of which the trustees, who have investment power over its assets, were as of May 30, 1998, executive officers of Thermo Electron ("ESOP"). Shares beneficially owned by Mr. Noble, Mr. Vintiadis and all directors and current executive officers as a group include 19,779, 6,154, and 25,933 full shares, respectively, allocated through May 30, 1998, to their respective accounts maintained under the Corporation's Deferred Compensation Plan for Directors. Shares beneficially owned by Mr. Hatsopoulos and all directors and current executive officers as a group include 12,500 shares that Mr. Hatsopoulos has the right to acquire within 60 days after May 30, 1998, through the exercise of a stock purchase warrant.

(3) Shares of the common stock of Thermo Electron beneficially owned by Dr. Appleton, Mr. Hatsopoulos, Mr. Herkert, Mr. Holt, Mr. Noble, Mr. Powell, Mr. Rainville and all directors and current executive officers as a group include 113,532, 657,635, 38,100, 164,000, 8,125, 34,712, 169,487 and
     1,275,624 shares, respectively, that such person or members of the group have the right to acquire within 60 days of May 30, 1998, through the exercise of stock options. Shares beneficially owned by Dr. Appleton, Mr. Hatsopoulos and all directors and current executive officers as a group include 1,615, 2,036 and 5,077 full shares, respectively, allocated through May 30, 1998, to accounts maintained pursuant to the ESOP. Shares beneficially owned by Mr. Noble and all directors and current executive officers as a group each include 43,086 shares allocated through May 30, 1998, to Mr. Noble's account maintained pursuant to Thermo Electron's deferred compensation plan for directors.

(4) Shares of the common stock of Thermo Remediation beneficially owned by Dr. Appleton, Mr. Hatsopoulos, Mr. Noble, Mr. Powell, Mr. Rainville, Mr. Vintiadis and all directors and current executive officers as a group include 63,000, 22,500, 6,000, 111,000, 22,500, 1,500 and 241,500 shares, respectively, that such person or group has the right to acquire within 60 days after May 30, 1998, through the exercise of stock options.

(5) Shares of the common stock of The Randers Group Incorporated beneficially owned by Dr. Appleton, Mr. Hatsopoulos, Mr. Herkert, Mr. Holt, Mr. Powell, Mr. Rainville, Mr. Vintiadis and all directors and current executive officers as a group include 600,000, 240,000 1,200,000, 20,000, 120,000,
     120,000, 240,000 and 2,580,000 shares, respectively, that such person or group has the right to acquire within 60 days after May 30, 1998, through the exercise of stock options. Shares beneficially owned by Mr. Vintiadis and all directors and current executive officers as a group each include 6,678 shares allocated through May 30, 1998 to Mr. Vintiadis's account maintained pursuant to Randers' deferred compensation plan for directors.

(6) As of May 30, 1998, Thermo Electron beneficially owned approximately 82.7% of the outstanding Common Stock. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1997, except in the following instances. Thermo Electron filed four Forms 4 late, reporting a total of 23 transactions, including 18 open market purchases of shares of Common Stock, four transactions associated with the grant and exercise of options to purchase Common Stock granted to employees under its stock option program and one conversion to Common Stock of the Corporation's 3.5% convertible debentures.

                             EXECUTIVE COMPENSATION

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its two other most highly compensated executive officers for the last three fiscal years. No other executive officers of the Corporation who held office during fiscal 1997 met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules for such period.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                                         Summary Compensation Table
-------------------------------------------------------------------------------------------------------------
                                                                          Long Term
                                                                        Compensation
                                                                        ------------
                                         Annual Compensation        Securities Underlying          All Other
         Name and            Fiscal      -------------------       Options (No. of Shares        Compensation
    Principal Position        Year       Salary      Bonus            and Company) (2)                (3)
    ------------------       ------      ------      -----            ----------------                ---
John P. Appleton (4)          1998      $136,500          $0 (1)        60,000 (TTT)                 $3,500
  President and                                                        600,000 (RGI)
  Chief Executive Officer     1997      $128,625     $70,000                -- --                    $6,919
                              1996      $118,125     $70,000                -- --                    $6,919
-------------------------------------------------------------------------------------------------------------
Emil C. Herkert (5)           1998      $244,186          $0 (1)           300 (TMO)                 $3,552
   Vice President                                                        2,000 (MKA)
                                                                         2,000 (ONX)
                                                                     1,200,000 (RGI)
                                                                         2,000 (TDX)
                                                                         1,000 (TISI)
                                                                         2,000 (TRIL)
                                                                         1,500 (VIZ)
                                                                         2,000 (TRCC)
                              1997      $237,186    $100,000               300 (TMO)                 $4,189
-------------------------------------------------------------------------------------------------------------
Jeffrey L. Powell             1998      $145,000          $0 (1)           700 (TMO)                 $9,372
     Vice President                                                      2,000 (MKA)
                                                                         2,000 (ONX)
                                                                       120,000 (RGI)
                                                                         2,000 (TDX)
                                                                         1,000 (TISI)
                                                                         2,000 (TRIL)
                                                                         1,500 (VIZ)
                                                                         2,000 (TRCC)
                              1997      $122,000     $40,000               600 (TMO)                 $7,023
                                                                         2,000 (TFG)
                                                                         6,000 (TOC)
                              1996      $116,000     $60,000               300 (TMO)                 $6,646
                                                                         2,000 (TBA)
                                                                         5,000 (TLZ)
                                                                         2,000 (TLT)
                                                                         6,000 (TMQ)
                                                                         2,000 (TSR)
                                                                         4,000 (TXM)
-------------------------------------------------------------------------------------------------------------

(1) Dr. Appleton, Mr. Herkert and Mr. Powell elected to forego their bonuses for fiscal 1998 in light of the Corporation's operating and stock price performance in fiscal 1998.

(2) In addition to grants of options to purchase Common Stock of the Corporation (designated in the table as TTT), the named executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years to the named executive officers in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Metrika Systems Corporation (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Group Incorporated (designated in the table as RGI), Thermedics Detection Inc. (designated in the table as TDX), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as TFG), Thermo Information Solutions Inc. (designated in the table as TISI), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as
     TMQ), Thermo Sentron Inc. (designated in the table as TSR), Thermo Trilogy Corporation (designated in the table as TRIL), Thermo Vision Corporation (designated in the table as VIZ), Trex Communications Corporation (designated in the table as TRCC) and Trex Medical Corporation (designated in the table as TXM).

(3) Represents the amount of matching contributions made by the individual's employer on behalf of the named executive officers participating in Thermo Electron's 401(k) plan or, in the case of Mr. Herkert, the Elson T. Killam Savings and Investment Plan.

(4) Dr. Appleton was appointed president and chief executive officer of the Corporation effective September 1, 1993. Dr. Appleton is also a vice president of Thermo Electron and, until 1997, served as the chief executive officer of Thermo Remediation. A portion of Dr. Appleton's annual cash compensation (salary and bonus) has been allocated to and paid by each of the Corporation, Thermo Remediation and Thermo Electron over each of the past three fiscal years as compensation for the services provided to these companies based on the time he devoted to his responsibilities to these companies. The annual cash compensation reported in the table for Dr. Appleton represents the amount paid from all sources, including the Corporation, solely for Dr. Appleton's services as the president and chief executive officer of the Corporation. For fiscal 1998, 1997 and 1996, approximately 70%, 70% and 70%, respectively, of Dr. Appleton's annual cash compensation was paid by all sources including the Corporation for his services as its president and chief executive officer. For fiscal 1998, 1997 and 1996, an additional 20%, 20% and 20%, respectively, of Dr. Appleton's annual cash compensation was allocated to Thermo Remediation for Dr. Appleton's service as its chief executive officer, and such amount is not included in the table. Bonuses paid to Dr. Appleton in 1996 and 1997 reflect compensation decisions based on calendar year performance, in accordance with Thermo Electron's compensation practices for its officers. Bonuses granted to Dr. Appleton for periods after 1998 will reflect compensation decisions based on fiscal year performance. Dr. Appleton has served as an officer of Thermo Electron since 1975 and has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to Thermo Electron companies in capacities other than in his capacity as the president and chief executive officer of the Corporation.

(5) Mr. Herkert was appointed an executive officer of the Corporation on May 8, 1996.



Stock Options Granted During Fiscal 1998

     The following table sets forth information concerning individual grants of stock options made during fiscal 1998 to the Corporation's chief executive officer and the other named executive officers. It has not been the

Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1998.

     Dr. Appleton has served as a vice president of Thermo Electron since 1975 and from time to time has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation and Thermo Remediation. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.

                                             Option Grants in Fiscal 1998
------------------------------------------------------------------------------------------------------------------------
                                                                                                Potential Realizable
                                                  Percent of                                      Value at Assumed
                                                 Total Options                                 Annual Rates of Stock
                      Number of Securities        Granted to        Exercise                   Price Appreciation for
                       Underlying Options        Employees in       Price Per   Expiration          Option Term
       Name               Granted (1)           Fiscal Year (2)       Share        Date          5%            10%
       ----               -----------           ---------------       -----        ----          --            ---
John P. Appleton          60,000 (TTT)              20.41%            $9.98      9/22/04       $243,600       $568,200
                         600,000 (RGI)               6.79% (3)        $0.65     12/12/04       $156,000       $372,000
------------------------------------------------------------------------------------------------------------------------
Jeffrey L. Powell            700 (TMO)               0.04% (3)       $34.20       6/3/00         $3,773         $7,924
                           2,000 (MKA)               0.47% (3)       $14.23      1/21/05        $11,580        $27,000
                           2,000 (ONX)               0.30% (3)       $14.25      1/21/05        $11,600        $27,040
                         120,000 (RGI)               1.36% (3)        $0.65     12/12/04        $31,200        $74,400
                           2,000 (TDX)               0.32% (3)        $9.56      1/21/05         $7,780        $18,140
                           1,000 (TISI)              0.27% (3)       $10.00      1/21/05         $4,070         $9,490
                           2,000 (TRIL)              0.99% (3)        $8.25      1/21/05         $6,720        $15,660
                           1,500 (VIZ)               0.35% (3)        $7.25      1/21/05         $4,425        $10,320
                           2,000 (TRCC)              0.37% (3)        $4.00      1/21/05         $3,260         $7,580
------------------------------------------------------------------------------------------------------------------------
Emil C. Herkert              300 (TMO)               0.02% (3)       $34.20       6/3/00         $1,617         $3,396
                           2,000 (MKA)               0.47% (3)       $14.23      1/21/05        $11,580        $27,000
                           2,000 (ONX)               0.30% (3)       $14.25      1/21/05        $11,600        $27,040
                       1,200,000 (RGI)              13.58% (3)        $0.65     12/12/04       $312,000       $744,000
                           2,000 (TDX)               0.32% (3)        $9.56      1/21/05         $7,780        $18,140
                           1,000 (TISI)              0.27% (3)       $10.00      1/21/05         $4,070         $9,490
                           2,000 (TRIL)              0.99% (3)        $8.25      1/21/05         $6,720        $15,660
                           1,500 (VIZ)               0.35% (3)        $7.25      1/21/05         $4,425        $10,320
                           2,000 (TRCC)              0.37% (3)        $4.00      1/21/05         $3,260         $7,580
------------------------------------------------------------------------------------------------------------------------

(1) In addition to the grant of options to purchase Common Stock of the Corporation (designated in the table as TTT), options have been granted during fiscal 1998 to the named executive officers to purchase the common stock of Thermo Electron (designated in the table as TMO), Metrika Systems Corporation (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Group Incorporated (designated in the table as RGI), Thermedics Detection Inc. (designated in the table as TDX), Thermo Information Solutions Inc. (designated in the table as TISI), Thermo Trilogy Corporation (designated in the table as TRIL), Thermo Vision Corporation (designated in the table as VIZ) and Trex Communications Corporation (designated in the table as TRCC). All of the options granted during the fiscal year are immediately exercisable at the date of grant, except options to purchase the common stock of Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities and Exchange Act of 1934 and (ii) six years from the date of grant. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the sixth anniversary of the date of grant. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the applicable corporation, the optionee's continued employment through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron or its subsidiaries other than the Corporation as part of Thermo Electron's compensation program and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.



Stock Options Exercised During Fiscal 1998 and Fiscal Year-End Option Values

     The following table reports certain information regarding stock option exercises during fiscal 1998 and outstanding stock options held at the end of fiscal 1998 by the Corporation's chief executive officer and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1998.

                   Aggregated Option Exercises In Fiscal 1998 And Fiscal 1998 Year-End Option Values
------------------------------------------------------------------------------------------------------------------------
                                                                                    Number of
                                                                                   Unexercised
                                                                                Options at Fiscal        Value of
                                                      Shares                        Year-End           Unexercised
                                                    Acquired on      Value        (Exercisable/        In-the-Money
       Name                    Company               Exercise    Realized (1)   Unexercisable)(2)        Options
       ----                    -------               --------    ------------   -----------------        -------
John P. Appleton    Thermo TerraTech                          --            --     275,000  /-- (4)          $0  /--
(3)                 Randers Group Inc.                        --            --     600,000  /--         $60,000  /--
------------------------------------------------------------------------------------------------------------------------
Jeffrey L. Powell   Thermo TerraTech                          --            --      63,000              $12,195  /--
                    Thermo Electron                          300        $3,101      34,712  /-- (5)    $756,846  /--
                    Metrika Systems                           --            --       2,000  /--          $2,666  /--
                    ONIX Systems                              --            --       2,000  /--              $0  /--
                    Randers Group Inc.                        --            --     120,000  /--         $12,000  /--
                    Thermedics Detection                      --            --       2,000  /--          $3,880  /--
                    Thermo BioAnalysis                        --            --       2,000  /--         $23,250  /--
                    Thermo Fibergen                           --            --       2,000  /--              $0  /--
                    Thermo Fibertek                           --            --       4,500  /--         $40,784  /--
                    Thermo Information Solutions              --            --          --  /1,000           --  /$0 (6)
                    ThermoLase                                --            --       5,000  /--              $0  /--
                    ThermoLyte                                --            --          --  /2,000           --  /$0 (6)
                    Thermo Optek                              --            --       6,000  /--         $39,180  /--
                    ThermoQuest                               --            --       6,000  /--         $39,378  /--
                    Thermo Remediation                        --            --     111,000  /--              $0  /--
                    Thermo Sentron                            --            --       2,000  /--              $0  /--
                    Thermo Trilogy                            --            --          --  /2,000           --  /$0 (6)
                    Thermo Vision                             --            --       1,500  /--            $188  /--
                    Trex Communications                       --            --          --  /2,000           --  /$0 (6)
                    Trex Medical                              --            --       4,000  /--         $28,252  /--
------------------------------------------------------------------------------------------------------------------------
Emil C. Herkert     Thermo TerraTech                     187,500    $1,613,550          --  /--              --  /--
                    Thermo Electron                           --            --      38,100  /-- (7)    $607,591  /--
                    Metrika Systems                           --            --       2,000  /--          $2,666  /--
                    ONIX Systems                              --            --       2,000  /--              $0  /--
                    Randers Group Inc.                        --            --   1,200,000  /--        $120,000  /--
                    Thermedics Detection                      --            --       2,000  /--          $3,880  /--
                    Thermo Information Solutions              --            --          --  /1,000           --  /$0 (6)
                    Thermo Trilogy                            --            --          --  /2,000           --  /$0 (6)
                    Thermo Vision                             --            --       1,500  /--            $188  /--
                    Trex Communications                       --            --          --  /2,000           --  /$0 (6)
------------------------------------------------------------------------------------------------------------------------

(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.


(2) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of fiscal year-end, except options to purchase the common stock of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 and (ii) nine years from the grant date, and options to purchase the common stock of Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 and (ii) six years from the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary (in the case of ThermoLyte Corporation) or sixth anniversary (in the case of Thermo Information Solutions Inc., Thermo Trilogy Corporation, and Trex Communications Corporation) of the grant date.

(3) Dr. Appleton has served as a vice president of Thermo Electron since 1975 and has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.


(4) In addition to the terms described in footnote (2) above, 60,000 of the shares subject to option are, if acquired through exercise, restricted from resale until Dr. Appleton's retirement.


(5) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Powell are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to lapse ratably over a five-year period commencing with the fifth anniversary of the grant date.


(6) No public market existed for the shares underlying these options as of April 4, 1998. Accordingly, no value in excess of exercise price has been attributed to these options.


(7) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Herkert are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In fiscal 1997 and 1998, the human resources committee of the board of directors of Thermo Electron accelerated the vesting of 1,800 shares and 1,350 shares, respectively.

Severance Agreements

     Thermo Electron has entered into severance agreements with several key employees, including Dr. Appleton. These agreements provide severance benefits if there is a change in control of Thermo Electron that is not approved by the board of directors of Thermo Electron and the employee's employment with Thermo Electron or one of its majority-owned subsidiaries is terminated, for whatever reason, within one year thereafter. For purposes of the severance agreements, a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change in control of Thermo Electron. The benefit under these agreements is stated as an initial percentage which was established by the board of directors of Thermo Electron in 1983 and is generally based upon the employee's age and length of service with Thermo Electron at the time of severance. Benefits are to be paid over a five-year period. The benefit to be paid in the first year is determined by applying this percentage to the employee's highest annual total remuneration in any 12-month period during the preceding three years. This benefit is reduced by 10% in each of the succeeding four years in which benefits are paid. The initial percentage to be so applied to Dr. Appleton is 40.1%. Assuming severance benefits would have been payable under such agreements as of April 4, 1998, Dr. Appleton would have received approximately $119,906 in the first year thereof from Thermo Electron.


                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION


Executive Compensation

     All decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committee of the board of directors of its parent company, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

     The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's total compensation for its executives is assessed by comparing it to market data provided by compensation consultants and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group.

     Principles of internal equity are also central to the Committee's compensation policies. Total compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

     The process for determining each of these elements for the Corporation's executive officers is outlined below. For its review of the compensation of other officers of the Corporation, the Committee follows a substantially similar process.

     Base Salary

     Base salaries are set to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in fiscal 1998 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.


     Cash Bonus

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and earnings growth, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1998 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies among the executives, depending on their roles and responsibilities with the organization.

     The bonuses for named executive officers approved by the Committee with respect to fiscal 1998 performance in each instance were below the median potential bonus, except in the case of one executive officer, due to the measures of operating returns used by the Committee in its determinations, as described above. However, each of the named executive officers elected to forego his bonus for fiscal 1998 in light of the operating and stock price performance of the Corporation and its subsidiaries.



     Stock Option Program

     The primary goal of the Corporation and its parent company is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its Thermo Remediation and Randers subsidiaries, its parent corporation, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron are important tools in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each officer the annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an option award. In addition, the Committee considers the aggregate amount of net awards to purchase shares of Common Stock granted to all employees over the last five years to monitor the aggregate number of awards to all employees. In reviewing the aggregate number of awards, the Committee considers such factors as the size of the company, its stage of development and its growth strategy, as well as the aggregate awards and option practices of comparably situated companies.

     The Committee periodically awards stock options based on its assessment of the total compensation of each executive, the actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above. The option awards made to named executive officers in fiscal 1998 with respect to the common stock of certain of the Corporation's majority-owned subsidiaries were determined by the human resources committee of the board of directors of the granting company using a similar analysis. The option awards made to the named executive officers in fiscal 1998 with respect to the common stock of Thermo Electron were made by the Thermo Electron human resources committee under a program that awards options to certain eligible employees annually based on the number of shares of common stock of Thermo Electron held by the employee as an incentive to buy and hold Thermo Electron shares. In addition, the named executive officers received awards to purchase shares of the common stock of certain majority-owned subsidiaries of Thermo Electron (other than the Corporation and its subsidiaries) due to their positions as chief executive officer of a majority-owned subsidiary of Thermo Electron.


Stock Ownership Policies

     The Corporation's compensation program is also designed to encourage executives to own shares of the Corporation's Common Stock. The Committee believes that encouraging executives to retain stock acquired through its stock option program provides an additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

     The Committee established a stock holding policy for executive officers of the Corporation in fiscal 1997 that required executive officers to own a multiple of their compensation in shares of the Corporation's Common Stock. For the chief executive officer, the multiple was one times his base salary and reference bonus for the calendar year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy was amended in 1998 to apply only to the chief executive officer.

     In order to assist officers in complying with the policy, the Committee also adopted in fiscal 1997 a stock holding assistance plan under which the Corporation was authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the grant date, unless otherwise authorized by the Committee. During fiscal 1998 and 1999, Dr. Appleton, the Corporation's president and chief executive officer, received loans in the principal amount of $137,607 under this plan, the entire amount of which was outstanding as of June 29, 1998. This plan was also amended in 1998 to apply only to the chief executive officer. See "Relationship with Affiliates - Stock Holding Assistance Plan."

     The Committee also has adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.

Policy on Deductibility of Compensation

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million, unless the compensation qualifies as "performance based" or is otherwise exempt from
Section 162(m). The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).


CEO Compensation

     Cash compensation for Dr. Appleton is reviewed by both the Committee and the human resources committee of the board of directors of Thermo Electron, due to his responsibilities as both the Corporation's chief executive officer and as a vice president of Thermo Electron, the Corporation's parent company. Each committee evaluates Dr. Appleton's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron level, Dr. Appleton is evaluated on his performance related to the Corporation as well as other operating units of Thermo Electron for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. The Corporation's Committee then reviews the analysis and determinations of the Thermo Electron committee, makes an independent assessment of Dr. Appleton's performance as it relates to the Corporation using criteria similar to those used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Dr. Appleton's compensation to be paid by the Corporation.

     In February 1998, the Committee conducted its review of Dr. Appleton's proposed salary for fiscal 1998 and bonus for fiscal 1998 performance. The Committee concurred in the recommendations made by the Thermo Electron committee and agreed to an allocation of 70% of Dr. Appleton's total cash compensation for calendar year 1997 and fiscal 1998 to the Corporation, based on his relative responsibilities at the Corporation and Thermo Electron. However, Dr. Appleton elected to forego his bonus in light of the Corporation's operating and stock price performance in fiscal 1998.

     The Committee awarded to Dr. Appleton options to purchase 60,000 shares of Common Stock in fiscal 1998. This discretionary award was determined in a manner consistent with awards to other officers, as described above under the caption "Stock Option Program." Dr. Appleton was also awarded options to purchase the common stock of the Corporation's majority-owned subsidiary, The Randers Group Incorporated ("Randers"). This option award was granted in connection with Dr. Appleton's position as a director of Randers by its human resources committee and was determined in a manner consistent with the methodology followed by the Corporation's human resources committee.


                         Mr. Donald E. Noble (Chairman)
                           Mr. Polyvios C. Vintiadis

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index ("AMEX") and a peer group of companies consisting of Ecology & Environmental Inc., Fluor Daniel GTI, Inc. (formerly Groundwater Technology Inc.), International Technology Inc., Safety Kleen Corp. and Roy F. Weston Inc.



            Comparison of Total Return Among Thermo TerraTech Inc.,
                 the American Stock Exchange Market Value Index
                     and the Corporation's Peer Group from
                      April 1, 1993 through April 3, 1998


PERFORMANCE GRAPH TABLE

--------------------------------------------------------------
            4/1/93  3/31/94  3/31/95  3/29/96  3/27/97  4/3/98
--------------------------------------------------------------
   TTT        100     92       95      145       99       74
--------------------------------------------------------------
   AMEX       100    105      110      135      137      169
--------------------------------------------------------------
PEER GROUP    100     68       78       68       69      128
--------------------------------------------------------------


     The total return for the Corporation's Common Stock (TTT), the American Stock Exchange Market Value Index (AMEX) and the Corporation's Peer Group (PEER GROUP) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange ("AMEX"). The Corporation's Common Stock is traded on the AMEX under the ticker symbol "TTT."

                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, the Corporation has created Thermo Remediation as a majority-owned publicly held subsidiary. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries".)

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their mutual affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly,
(2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services for calendar 1996 and 1997. The annual fee has been reduced to 0.8% of the Corporation's total revenues for calendar 1998. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1998, Thermo Electron assessed the Corporation $2,845,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     As of April 4, 1998, $29,583,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     The Corporation leases an office and operating facility from Thermo Electron. The total rental payments made to Thermo Electron during fiscal year 1998 under these agreements was $166,000.

     The Corporation and Thermo Electron entered into a development agreement under which Thermo Electron agreed to fund up to $4,000,000 of the direct and indirect costs of the Corporation's development of soil-remediation centers. In exchange for this funding, the Corporation granted Thermo Electron a royalty equal to approximately 3% of net revenues from soil-remediation services performed at the centers developed under this agreement. The royalty payments may cease if the amounts paid by the Corporation yield a certain internal rate of return to Thermo Electron on the funds advanced to the Corporation under this agreement. The Corporation paid Thermo Electron royalties of $115,000 in fiscal 1998.

     From time to time, the Corporation may transact business with the other companies in the Thermo Group. In fiscal 1997, the Corporation's Thermo Remediation Inc. subsidiary paid Thermo Coleman Corporation, a majority-owned subsidiary of Thermo Electron, $86,000, for a Global Positioning System unit and related services. In fiscal 1998, Thermo Remediation Inc. paid Thermo Coleman Corporation $85,000 for upgrades to that unit and related services.

     At April 4, 1998, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of $2,341,000 for amounts due under the Corporate Services Agreement and related administrative charges, for other products and services, and for miscellaneous items, net of amounts owed to the Corporation by Thermo Electron and its other subsidiaries for miscellaneous items. The largest amount of net indebtedness owed by the Corporation to Thermo Electron and its other subsidiaries since March 29, 1997 was $3,283,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

     The Corporation's Thermo EuroTech N.V. subsidiary, along with certain other Thermo Subsidiaries, participates in a notional pool arrangement with ABN AMRO, which includes a $50 million credit facility. Only European-based Thermo Subsidiaries participate in this arrangement. Under this arrangement the Bank notionally combines the positive and negative cash balances held by the participants to calculate the net interest yield/expense for the group. The benefit derived from this arrangement is then allocated based on balances attributable to the respective participants. Thermo Electron guarantees all of the obligations of each participant in this arrangement. In addition, funds on deposit under this arrangement provide credit support for overdraft obligations of other participants. As of April 4, 1998, Thermo EuroTech N.V. had a negative cash balance of approximately $6,041,000 based on an exchange rate of $0.4797/NLG1.00 as of April 4, 1998. For 1997, the average annual interest rate earned on NLG deposits by participants in this credit arrangement was approximately 4.8% and the average annual interest rate paid on NLG overdrafts was approximately 4.8%.


Stock Holding Assistance Plan

     In fiscal 1997, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. During fiscal 1998 and 1999, Dr. Appleton received loans in the principal amount of $137,607 under this plan to purchase 20,000 shares, the entire amount of which was outstanding as of June 29, 1998. The loan is repayable upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the human resources committee of the Corporation's board of directors. This policy and plan were amended in 1998 to apply only to the chief executive officer of the Corporation in the future.


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1999. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1986. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The board of directors has established an audit committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.


                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.


                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 1999 Annual Meeting of the Stockholders of the Corporation and to be presented at such meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy no later than March 30, 1999. Notices of Stockholder proposals submitted outside the processes of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (relating to proposals to be presented at the meeting but not included in the Corporation's proxy statement and form of proxy), will be considered untimely -- and thus the Corporation's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals -- if received after June 12, 1999.

                             SOLICITATION STATEMENT

     The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.



Waltham, Massachusetts
July 23, 1998

                                 FORM OF PROXY

                             THERMO TERRATECH INC.

              PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                               SEPTEMBER 15, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints John P. Appleton, John N. Hatsopoulos and Melissa F. Riordan, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo TerraTech Inc., a Delaware corporation (the "Company"), to be held at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, on Tuesday, September 15, 1998, at 3:00 p.m., and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on July 23, 1998, with all of the powers the undersigned would possess if personally present at such meeting:



               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

          Please mark
[ x ]     votes as in this
          example.

1.  ELECTION OF DIRECTORS


    FOR       [    ]         WITHHELD        [    ]

    ______________________________________
    FOR all nominees except as noted above



    Nominees: John P. Appleton, John N. Hatsopoulos, Brian D. Holt, Donald E. Noble, William A. Rainville and Polyvios C. Vintiadis



2. In their discretion on such other matters as may properly come before the Meeting.


The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.



MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT         [     ]


Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

     PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.



SIGNATURE_______________________________________   DATE_________________

SIGNATURE_______________________________________   DATE_________________


(Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held by joint tenants or as community property, both holders should sign.)